EXECUTION COPY

                          CLINICAL RESEARCH SUBCONTRACT
                          -----------------------------


      This CLINICAL RESEARCH SUBCONTRACT, dated and effective as of March 29, 2001 (the "Agreement"), is entered into by and between THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL for its School of Medicine, (hereinafter called "UNC-CH"), and IMMTECH INTERNATIONAL, INC., a Delaware corporation with its principal office and place of business at 150 Fairway Drive, Suite 150, Vernon Hills, IL 60061, (hereinafter called "Immtech").


                               W I T N E S S E T H

      WHEREAS, in pursuit of its educational purposes, which include research and training, UNC-CH undertakes scholarly research and experimental activities in a variety of academic disciplines; and

      WHEREAS, UNC-CH has received an award from the Bill & Melinda Gates Foundation (the "Gates Grant") to fund a research and development program for novel drug candidates for the treatment of Human African Trypanosomiasis and Lieshmaniasis (the "Program"); and

      WHEREAS, the Program contemplates that Immtech would perform certain functions therein; and

      WHEREAS, in furtherance of its scholarly research and instructional interests, UNC-CH is willing to contract with Immtech upon the terms and conditions set forth below; and

      WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to Immtech and to UNC-CH, and will further UNC-CH's instructional, research and public service objectives in a manner consistent with its status as an educational institution; and

      WHEREAS, the Research Plan (the "Research") (a copy of which is attached hereto as Exhibit A), which will guide the performance of this Agreement, has been written collaboratively by UNC-CH and by Immtech; and

      WHEREAS, Immtech is uniquely equipped to perform the Research.

      NOW THEREFORE, in consideration of the agreements and covenants contained herein, the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


1.    SCOPE OF WORK.

  A. Immtech agrees it is fully able to perform the Research in a professional, competent manner with strict adherence to its terms, and Immtech will utilize its commercially reasonable and good faith efforts to do so. UNC-CH and Immtech further agree that during the term of this Agreement they will jointly prepare protocols to guide both Phase II and Phase III clinical trials (the "Protocols").

  B. Immtech shall exercise commercially reasonable and good faith efforts to carry out the Research in accordance with this Agreement. Immtech may provide through subcontract for performance of portions of the Research by other entities; provided, however, that each such subcontract to noncommercial entities shall include payment of indirect costs not to exceed ten percent (10%) of the total amount of such subcontract, and that the scope of work for each such subcontract shall have been approved by UNC-CH in writing before execution and delivery of that subcontract.


2.    PERSONNEL.

      Immtech's Principal Investigator is James Allen, Ph.D., together with such additional personnel as may be assigned by Immtech. UNC-CH's Principal Investigator shall be Richard Tidwell, Ph.D.


3.    PERFORMANCE PERIOD.

      The effective period of this Agreement will be from the effective date written above through November 17, 2005, unless otherwise terminated in accordance with Article 13. The effective period may be extended by mutual agreement as provided in Article 14.


4.    RECORDKEEPING, REPORTING AND ACCESS.

  A. UNC-CH's authorized representative(s), representatives of the Bill & Melinda Gates Foundation, and regulatory authorities to the extent permitted by law, may, during regular business hours, arrange in advance with Immtech's Principal Investigator and Immtech to:

      (1) examine and inspect Immtech's facilities required for performance of the Research; and

      (2) inspect and copy all data and work products relating to the Research (such copying to be done at the expense of the requesting party if more than one copy is requested to be made).

  B. Immtech shall cooperate with any regulatory authority and allow regulators access to applicable records and data. In performing the Research, Immtech shall abide by the guidelines for biomedical research set forth by the Council for International Organizations of Medical Sciences.

  C. Immtech and its Principal Investigator shall perform the following record keeping and reporting obligations in a timely fashion:

      (1) preparation and maintenance of complete, accurately written records, accounts, notes, reports and data of the Research; and

      (2) preparation and submission to UNC-CH in a timely manner of a copy of all original case report forms ("Case Reports") for each patient or subject participating in the Research ("Research Subject") as provided in the Protocols.

  D. All data and work products relating to the Research, including data and work products developed by subcontractors, shall be jointly owned by UNC-CH and Immtech; provided, however, that Immtech may use the data and work products generated by the Research in connection with efforts to obtain regulatory approval for Immtech products.


5.    COST AND PAYMENT.

  A. As consideration for performance under the terms of this Agreement, and subject to continued availability of funds from the Bill & Melinda Gates Foundation, UNC-CH shall pay Immtech up to a total sum of $9.8 million (the "Gates Funds"), as and when provided in Exhibit B attached hereto (the "Budget And Payment Schedule") and incorporated herein by reference. Upon the execution and delivery of this Agreement, $4.3 million of the Gates Funds shall be paid by UNC-CH to Immtech by wire transfer of immediately available funds to the account specified by Immtech below. The Gates Funds includes all applicable overheads due any party or entity.

                  Bank Name:              LaSalle Bank N.A.
                  Bank ABA No.:           0710-0050-5
                  Immtech Account Name:   Immtech International, Inc.
                  Immtech Account No.:    5800308586
                  Immtech Tax I.D. No.:   39-1523370
                  Reference:              Gates

  B. Payment of all Gates Funds shall be by wire transfer to the account set forth above and shall be made to Immtech according to the Budget And Payment Schedule. All costs outlined in the Budget And Payment Schedule shall remain firm for the duration of the Research, unless otherwise agreed herein or in writing by Immtech and UNC-CH. Immtech shall deposit Gates Funds advanced to Immtech hereunder in an interest-bearing account, and all interest earned thereby shall be paid to UNC-CH on a quarterly basis, with the first such payment due on or about July 1, 2001.

  C. Immtech shall maintain records of receipts and expenditures under this Agreement for a period of four (4) years following the termination or expiration of this Agreement.


6.    CONFIDENTIAL INFORMATION.

  A. Neither Immtech nor UNC-CH shall disclose or use for any purpose other than performance of the Research, any and all trade secrets, privileged records or other confidential or proprietary information (collectively, "Information") disclosed by one party to the other pursuant to this Agreement. Such Information shall be disclosed in writing, or if disclosed orally or in other than documentary form shall be reduced to writing thirty (30) days thereafter. Information which is not in oral or written form, such as but not limited to data tapes, shall be designated in writing as confidential within thirty (30) days after disclosure. The obligation of non-disclosure shall not apply to the following:

      (1) Information at or after such time that it is or becomes publicly available through no fault of the recipient party;

      (2) Information that is already independently known to the recipient party, as shown by its prior written records;

      (3) Information at or after such time that it is disclosed on a non-confidential basis by a third party with the legal right to do so; or

      (4) Information independently developed by personnel of the recipient party not involved in the Research and not otherwise privy to the Information.

  B. The obligations of confidentiality under this Article shall survive and continue for three (3) years after the expiration or termination of this Agreement.

  C. In the event that either party shall come into contact with Research subjects' medical records, that party shall hold in confidence the identity of the patient and shall comply with all applicable law(s) regarding the confidentiality of such records.

  D. In the event either party finds it necessary to disclose Information to a proper authority to permit such party to defend its research against an allegation of fraud or other misconduct in science, then such defending party shall first notify the other party, whereupon both Immtech and UNC-CH shall cooperate in good faith to reach an agreement with respect to a mutually satisfactory way to disclose such Information as necessary for this limited purpose.


7.    PUBLICATIONS.

      Either party shall have the right to publish the results of Research provided such publication does not constitute a violation of Article 6. It is anticipated that Immtech and UNC-CH will coordinate publications. However, in the event that either party intends to publish independently of the other, prior to submission for publication or presentation, the party seeking to publish will provide the other party thirty (30) days for review and comment upon the manuscript or other material for such publication. Expedited reviews for abstracts or poster presentations may be arranged if mutually agreeable to UNC-CH and Immtech or their respective Principal Investigator. Either party shall be permitted to advise as to the implications of timing of the publication if the same clinical trials set forth in Protocol are still in progress at other sites. In addition, if requested in writing and with reasonable justification, the party proposing to publish will withhold such publication an additional sixty (60) days to allow for filing a patent application or taking such other measures as the other party deems appropriate to establish and preserve its proprietary rights. Notwithstanding the foregoing, the parties agree that if the Research is part of a multi-center study, then the first publication of the results of the Research shall be made in conjunction with the results from the principal investigators at the other study centers. The manner in which the publication will be generated will be negotiated between UNC-CH, Immtech and the principal investigators of other study centers prior to initiation of the Phase II clinical trials involved in the Research. However, in the event no publication of the multi-center study has been made within one year of the completion of the study at all centers, then Immtech will be free to publish its own results.


8.    INTELLECTUAL PROPERTY.

  A. "New Invention or Discovery" shall mean any invention or discovery conceived or reduced to practice during and as a part of the Research or the Program (1) performed pursuant to this Agreement by Immtech's Principal Investigator, staff, employees, or subcontractors or jointly by such an individual or individuals working with one or more employees of UNC-CH, or (2) performed by any subcontractors of UNC-CH, or their respective investigators (collectively with such subcontractors, the "Subcontractors"), at any other study center involved in the Program, or jointly by any such Subcontractor or Subcontractors working with one or more employees of UNC-CH.

  B. Immtech shall promptly notify UNC-CH, in writing, of any of its New Inventions or Discoveries. The notice shall provide a full written description of such New Invention or Discovery.

  C. UNC-CH shall own all right, title and ownership in any New Invention or Discovery; provided, however, that any such New Invention or Discovery shall be deemed to be licensed to Immtech under and subject to the exclusive license agreement then in effect between Immtech, UNC-CH and any other parties thereto, as the case may be, as such license agreement may be amended, superceded or replaced from time to time (the "Existing License Agreement"). If the Existing License Agreement then in effect is that certain License Agreement dated August 25, 1993 (the "1993 Agreement"), between UNC-CH and Pharm-Eco Laboratories, Inc. ("Pharm-Eco"), and which has been assigned by Pharm-Eco to Immtech, then upon the execution by Immtech, UNC-CH, Auburn University, Duke University, and the Georgia State University Research Foundation, Inc., of that certain proposed License Agreement which is under negotiation as of the date of this Agreement and is expected to be entered into shortly after the execution of this Agreement (such executed agreement, as the same may be amended, superceded or replaced from time to time, the "New License Agreement"), and if so provided in the New License Agreement, the 1993 Agreement shall be superceded and replaced by the New License Agreement, and any and all New Inventions or Discoveries which had, in accordance with the first sentence of this Section 8(C), previously been licensed to Immtech under the 1993 Agreement, shall then be licensed to Immtech under the New License Agreement, and the 1993 Agreement shall no longer be in effect. Notwithstanding any other provision of this Article 8, at such time as the New License Agreement has not been executed and UNC-CH concludes that further efforts to complete and execute the New License Agreement would be futile, then upon fifteen (15) days prior written notice to Immtech from UNC-CH, Immtech shall have no further license rights to any New Invention or Discovery.

  D. UNC-CH represents and warrants (1) that each of those subcontractors at the other study centers involved in the Program which are performing "basic research" (each, a "BR Subcontractor") has granted UNC-CH an option, for 180 days after such BR Subcontractor delivers a notice to UNC-CH informing UNC-CH of any of its New Inventions or Discoveries, to receive an exclusive license for such New Invention or Discovery from such BR Subcontractor (the "License Option"), and that each such BR Subcontractor may not license any of its New Inventions or Discoveries to any other person or entity until either UNC-CH elects to not exercise its License Option with respect to such New Invention or Discovery, or such 180 day option period expires without UNC-CH having exercised its License Option with respect to such New Invention or Discovery, (2) that New Inventions or Discoveries are not licensed to anyone other than Immtech, and (3) that UNC-CH is not under any obligation to license any New Inventions or Discoveries to anyone other than Immtech. UNC-CH covenants and agrees that UNC-CH will use its best efforts to ensure that each new BR Subcontractor or other subcontractor which UNC-CH may engage after the date of this Agreement grants to UNC-CH a License Option substantially similar to the License Option described in the preceding sentence.

  E. UNC-CH agrees that it will not license or sublicense any New Inventions or Discoveries to anyone other than Immtech without Immtech's express prior written consent. UNC-CH agrees that it will (1) within ten (10) days after its receipt by its Office of Technology Development from any BR Subcontractor or other subcontractor of a notice of any New Invention or Discovery, forward to Immtech a complete copy of such notice, (2) request from such BR Subcontractor any information requested by Immtech, (3) allow Immtech up to the 170th day of UNC-CH's 180 day License Option period (or up to the tenth (10th) day prior to the deadline for UNC-CH set forth in such License Option, if such License Option period is not 180 days) for Immtech to deliver a notice to UNC-CH stating whether or not Immtech requests UNC-CH to exercise its License Option with respect to such New Invention or Discovery, and (4) if so requested by Immtech pursuant to the preceding clause, duly exercise its License Option with respect to such New Invention or Discovery, and contemporaneously with such exercise, sublicense such New Invention or Discovery to Immtech on such terms as are as close to the terms of the license granted to UNC-CH as is permitted by the terms of such license granted to UNC-CH.

  F. It is agreed that neither UNC-CH nor Immtech transfers to the other by operation of this Agreement any patent right, copyright right, or other proprietary right of either party, except as specifically set forth herein.


9.    USE OF IMMTECH'S OR UNC-CH'S NAME.

  A. The use of the name, symbol or any mark of any party hereto, or any contraction or combination thereof, in any manner in connection with the Research is expressly prohibited except with prior written consent of the party owning such name, symbol or mark; provided, however, that no such consent shall be required for Immtech to identify UNC-CH and describe its relationship and transactions with UNC-CH in connection with (a) communications and filings with the Securities and Exchange Commission, the NASD, NASDAQ, the Food and Drug Administration, or other governmental or regulatory agencies or authorities, as reasonably advisable in connection with or required by such agencies or authorities, (b) the inclusion of any statement previously made available to the public, or permitted under the Existing License Agreement, in any communications or other documentation relating to any financing or fund-raising by Immtech,
      (c) the preparation of Immtech's financial statements, and (d) communications with other study centers involved in the Program.


10.   APPLICABLE LAW.

      This Agreement shall be governed by the laws of the State of North
Carolina.


11.   NOTICE.

      Any notice required or permitted under this Agreement shall be in writing and shall be deemed given as of the date it is (A) delivered by hand, or (B) delivered by courier or delivery service (including, without limitation, FedEx, DHL, Airborne Express, UPS, Express Mail and Priority Mail) or by Registered or Certified Mail, postage prepaid, return receipt requested, or (C) received by facsimile, in each case addressed to the party to receive such notice at the address or facsimile number set forth below, or such other address or facsimile number as is subsequently specified by written notice to the parties hereto:

            If to UNC-CH:

                  Dr. Robert Lowman, Director
                  Office of Research Services
                  The University of North Carolina at Chapel Hill
                  300 Bynum Hall, CB#4100
                  Chapel Hill, NC  27599-4100
                  FAX:  (919) 962-6769

            If to Immtech:

                  Immtech International, Inc.
                  150 Fairway Drive
                  Suite 150
                  Vernon Hills, IL  60061
                  FAX:  (847) 573-8288
                  Attention:  T. Stephen Thompson

                  with a copy to:

                  Cadwalader, Wickersham & Taft
                  100 Maiden Lane
                  New York, New York  10038-4892
                  FAX:  (212) 504-6666
                  Attention:  John F. Fritts, Esq.


12.   LIABILITY.

      Immtech hereby agrees to indemnify, defend and hold harmless UNC-CH and its schools, departments and employees from any and all liability to the extent that such liability arises out of Immtech's performance of this Agreement or the performance of its agents, employees or subcontractors. UNC-CH hereby agrees, to the extent permitted by the North Carolina Tort Claims Act, to indemnify, defend and hold harmless Immtech and its directors, officers and employees from any and all liability to the extent that such liability arises out of UNC-CH's performance of this Agreement or the performance of its agents, employees, professors, researchers, students or subcontractors.


13.   TERMINATION OF CLINICAL TRIALS AND/OR THIS AGREEMENT.

  A. Any clinical trial under any Protocol may be terminated by either party, upon immediate prior notice, if animal, human, and/or toxicological test results or adverse reactions or side effects with the drug administered or the device employed in such clinical trial is of such magnitude or incidence to support, in the written opinion of the Scientific Advisory Board appointed by UNC-CH to oversee the Research, the termination of such clinical trial for the specific compound being studied. If such a termination occurs, then the parties will evaluate other candidate compounds for substitution and will revise the Research and Protocol accordingly; provided, however, that if UNC-CH's Principal Investigator and Immtech's President cannot reach an agreement on the selection of another candidate compound for substitution within sixty (60) days after such termination, then Fred Sparling, M.D., or his successor as chairman of the Scientific Advisory Board, shall, after consultation with both parties and after reviewing relevant data for each candidate compound, select the next candidate compound.

  B. This Agreement may be terminated by either party upon thirty (30) days' prior written notice if any of the following conditions occurs:

      (1) If either party fails to comply with a material term of the Agreement after receipt of written notice with reasonable opportunity to cure from the other party.

      (2) If the Bill & Melinda Gates Foundation withdraws or terminates the Gates Grant to UNC-CH through which UNC-CH is funding the Research.

  C.  This Agreement may be terminated in accordance with the following:

      (1) If the Existing License Agreement is terminated due to any breach or default thereunder by Immtech or if the New License Agreement is terminated, in either case without any successor or replacement agreement being entered into to which UNC-CH and Immtech are each a party, then each of Immtech and UNC-CH shall have the right, upon written notice to the other during the ninety (90) days following the effective date of such termination, to terminate this Agreement. If neither Immtech nor UNC-CH exercises such right, then this Agreement shall continue in accordance with its terms, and any licenses or rights which were granted by UNC-CH to Immtech under the Existing License Agreement or the New License Agreement which are necessary or appropriate in order for Immtech to perform its obligations under this Agreement shall remain in effect for the duration of this Agreement, and shall be governed by the terms and provisions of such license agreement as though such license agreement was still in effect. Within thirty (30) days after the execution and delivery of this Agreement by Immtech to UNC-CH, UNC-CH shall use its best efforts to obtain the agreement of each of Auburn University, Duke University, and the Georgia State University Research Foundation, Inc. ("Georgia State"), to the same terms as are set forth in the preceding sentence with respect to any of their respective licenses or rights which are or may be granted by either of them to Immtech under any such license agreement.

      (2) If Richard Tidwell, Ph.D., were to die, become disabled, leave UNC-CH, or otherwise be unable or unwilling to continue his activities at UNC-CH in connection with this Agreement, and if Immtech and UNC-CH are not able, within six (6) months after the date of Dr. Tidwell's death, disability, departure or other cessation of his activities, to engage a mutually agreeable successor to act as the Principal Investigator for UNC-CH hereunder, then each of Immtech and UNC-CH shall have the right, upon written notice to the other during the ninety (90) days following the end of such six (6) month period, to terminate this Agreement. If neither Immtech nor UNC-CH exercises such right, then this Agreement shall continue in accordance with its terms, and Immtech and UNC-CH shall continue to cooperate in good faith to engage a mutually agreeable successor to act as the Principal Investigator for UNC-CH hereunder.

  D. Upon the effective date of termination, there shall be an accounting conducted by Immtech, subject to verification by UNC-CH. Within thirty
      (30) days after receipt of adequate documentation therefore, UNC-CH will make payment to Immtech for:

      (1) all services properly rendered and monies properly expended by Immtech until the date of termination not yet paid for; and

      (2) non-cancelable obligations properly incurred for the Research by Immtech prior to the effective date of termination; provided, however, that such obligations shall not exceed a period of twelve
           (12) months beyond termination of the Agreement (unless UNC-CH shall have previously approved such contract or subcontract of longer duration) and that in no event shall UNC-CH's obligation to make payment to Immtech exceed the amounts budgeted for the project segment under way at the time of termination.

  E. Immtech will credit or return to UNC-CH any Gates Funds not expended or obligated by Immtech in connection with the Research prior to the effective termination date of the notice of termination.

  F. Immediately upon receipt of a notice of termination of either this Agreement or a clinical trial, Immtech's Principal Investigator shall stop enrolling Research Subjects into the Protocol for such clinical trial and shall cease conducting procedures on Research Subjects already enrolled in the Protocol directed by UNC-CH, to the extent medically appropriate in Immtech's discretion. If UNC-CH and Immtech cannot agree on the process for winding down such clinical trial, then the matter shall be presented to the Scientific Advisory Board for direction. Notwithstanding the forgoing, if Immtech elects to take over the funding of the clinical trial under way, then (1) Immtech may continue such clinical trial and shall have sole discretion over such clinical trial from such point forward, and
      (2) Immtech shall indemnify, defend and hold harmless UNC-CH and its schools, departments and employees from any and all liability to the extent that such liability arises out of Immtech's continuation of such clinical trials from such point forward.

  G. Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination. The rights and duties under Articles 4, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 21 survive the termination or expiration of this Agreement.

  H. If this Agreement is terminated prior to completion, then Immtech shall furnish UNC-CH a reasonably comprehensive Principal Investigator's report for the Research completed.


14.   AMENDMENTS.

      This Agreement and the Protocol may only be extended, renewed or otherwise amended by the mutual written consent of parties hereto.


15.   ENTIRE AGREEMENT.

      This Agreement represents the entire understanding of the parties with respect to the subject matter hereof. In the event of any inconsistency between this Agreement and the Protocols, the terms of this Agreement shall govern. In any situation which is not covered by this Agreement or the Protocols, the parties shall look to that certain letter agreement dated November 8, 2000, between UNC-CH and the Bill & Melinda Gates Foundation, for guidance as to the intent of the parties with respect to the Program and the Research.


16.   SEVERABILITY.

      This invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.


17.   INTEGRATION.

      Exhibits A and B hereto are incorporated into this Agreement by reference.


18.   ASSIGNMENT.

  A. Neither party hereto may assign, cede or transfer any of its rights or obligations under this Agreement without the written consent of the other party, which consent may not be unreasonably withheld; provided, however, that without such consent either party may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business to, or its merger or consolidation with, another company. Immtech may also assign this Agreement in whole or in part without the consent of UNC-CH to any affiliate entity.

  B. This Agreement shall insure to the benefit of and be binding upon each party signatory hereto, its successors and permitted assigns. No assignment shall relieve either party of the performance of any accrued obligation which such party may then have under this Agreement.


19.   INDEPENDENT CONTRACTOR.

  A. In the performance of all services hereunder, Immtech shall be deemed to be and shall be an independent contractor and, as such, shall not be entitled to any benefits applicable to employees of UNC-CH.

  B. Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither party shall be bound by the acts or conduct of the other.


20.   CHANGES TO THE PROTOCOL.

      If at a future date changes in the Research or Protocol appear desirable, then such changes may be made through prior written agreement between UNC-CH and Immtech. In the event that UNC-CH and Immtech disagree regarding any such proposed change, then the Scientific Advisory Board appointed by UNC-CH to oversee the Research shall resolve such disagreement. If in the course of performing this Agreement, however, either of (a) generally accepted standards of clinical research and medical practice relating to the safety of Research Subjects, (b) a directive from the Institutional Review Board of UNC-CH with authority over the Research, or (c) a decision of the Scientific Advisory Board appointed by UNC-CH to oversee the Research, requires a deviation from the Protocol, then such standards will be followed. In such case, the party aware of the need for a deviation will immediately inform the other of the facts causing such deviation as soon as the facts are known to the party. If the aggregate amount of the costs of any and all required changes and/or deviations arising pursuant to clauses (b) or (c) of this Article 20 during the term of this Agreement, for which additional funding is not provided to Immtech by either the Bill & Melinda Gates Foundation, UNC-CH or any third party, exceed $300,000, then Immtech may terminate this Agreement upon thirty (30) days written notice to UNC-CH.


21.   CONFORMANCE WITH LAW AND ACCEPTED PRACTICE.

      Immtech shall perform the Research in conformance with generally accepted standards of good clinical practice, with the Protocol, with instructions provided by UNC-CH's Institutional Review Board and Scientific Advisory Boards, and with all applicable local, state and federal or national laws and regulations governing the performance of the Protocol and Research in the countries involved in the clinical trials, including, but not limited to, the Swiss Tropical Institute. Immtech shall retain all records resulting from the Research for the time required by applicable regulations, and shall allow for inspection by UNC-CH (during normal business hours and upon reasonable advance notice, unless an emergency medical condition exists with respect to a Research Subject) of all such records, including the Research Subjects' medical records.


22.   WAIVER.

      No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement.



    (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS)

                                                                  EXECUTION COPY



      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized, as of the date first above written.


THE UNIVERSITY OF NORTH                   IMMTECH INTERNATIONAL, INC.
   CAROLINA AT CHAPEL HILL


By:  /s/  Edith A. Hubbard (acting for)    By:  /s/ T. Stephen Thompson
     ---------------------------------         ---------------------------------
Name:   Robert P. Lowman, Ph.D.                Name:   T. Stephen Thompson
Title:  Director, Office of Research           Title:  President and CEO
        Services


     March 29, 2001                               March 29, 2001
     ---------------------------------         ---------------------------------
     Date                                      Date

                                                                  EXECUTION COPY



                                    EXHIBIT A
                                    ---------
                                     TO THE
                          CLINICAL RESEARCH SUBCONTRACT
                          -----------------------------
                          (DATED AS OF MARCH 29, 2001)




                                  RESEARCH PLAN
                                  -------------


                                 (See attached)

                                                                  EXECUTION COPY



                                    EXHIBIT B
                                    ---------
                                     TO THE
                          CLINICAL RESEARCH SUBCONTRACT
                          -----------------------------
                          (DATED AS OF MARCH 29, 2001)




                           BUDGET AND PAYMENT SCHEDULE
                           ---------------------------


                                 (See attached)